Exhibit 10.24
Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
RBS
The Royal Bank of Scotland
FX PRIME BROKERAGE MASTER AGREEMENT
IN RESPECT OF THIRD PARTY TRADING PLATFORM
SERVICES

THIS AGREEMENT is made on the 6th day of December 2006
BETWEEN
(1)	The Royal Bank of Scotland pIc, a company incorporated under the laws of Scotland, whose registered office is 36 St Andrew Square, Edinburgh EH2 2YB acting through its Global Banking & Markets division situated at 135 Bishopsgate, London EC3M 3UR (the “Prime Broker”); and

(2)	Gain Capital Group, LLC incorporated under the laws of Delaware whose registered office/principal place of business is at 550 Hills Drive Bedminster, NJ 07921 (the “Customer”).
WHEREAS
(A)	The Customer may utilise the Platform Trading Service (as defined below) subject to compliance with the terms of the User Agreement, including having in place an FX Prime Brokerage Master Agreement with the Prime Broker.

(B)	This Agreement is an FX Prime Brokerage Master Agreement.

(C)	The Prime Broker may establish dealing relationships with various Counterparties (as defined below) setting out the basis upon which the Prime Broker may appoint an agent to engage in Transactions on behalf of the Primer Broker with each Counterparty on the Platform Trading Service.

(D)	The Prime Broker hereby wishes to appoint the Customer as its agent in respect of certain Counterparties for the purposes set out in (C) above, and to trade with the Customer as principal, strictly on the terms, conditions and limits expressly stated below.
IT IS AGREED THAT:
1.	INTERPRETATION
In this Agreement:
“Affiliate” means, in relation to a party, any other entity which directly or indirectly Controls, is Controlled by, or is under direct or indirect common Control with, that party from time to time.
“Agreement” means this FX Prime Brokerage Master Agreement.
“Authorised Counterparty Transaction” means a Counterparty Transaction:
(i)	entered into by the Customer within its authority under clause 2; or
(ii)	in the case of a Prime Broker Counterparty Transaction, entered into in accordance with the Customer’s undertakings under clause 3.3.
“Authorised Customer Transaction” means a Customer Transaction entered into under clause 4 pursuant to an Authorised Counterparty Transaction.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks in London are open for business.
“Commission” means such commission as may be specified in Schedule 2, as amended from time to time.
“Confidential Information” has the meaning set out in clause 1 0.1.
“Control” means that a person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other person, whether through the ownership of voting shares, by contract or otherwise, and “Controls” and
“Controlled” shall be interpreted accordingly;
“Counterparty” means any person with whom the Customer may enter, enters or has entered into a Counterparty Transaction (which may include the Prime Broker).
“Counterparty Master Agreement” means any master agreement governing Transactions between the Prime Broker and a Counterparty, as amended and supplemented from time to time.
“Counterparty Transaction” means a Transaction entered into by the Customer as agent for the Prime Broker pursuant to clause 2.
“Customer Master Agreement” means the International Foreign Exchange Master Agreement, ISDA Master Agreement, Foreign Exchange and Options Master Agreement, any other master agreement, or any other agreement entered into between the Prime Broker and the Customer for the purposes of governing Transactions, as amended and supplemented from time to time and subject to the terms of this Agreement
“Customer Transaction” means a Transaction between the Prime Broker and the Customer pursuant to clause 4.1.
“Eligibility Criteria” means the criteria set out in Schedule 2, as amended by notice from the Prime Broker to the Customer from time to time.
“Eligible Transaction” means a Transaction whose terms comply with the Eligibility Criteria.
“Offsetting Transaction” has the meaning set out in clause 5.1 (a).
“Platform Provider” means each third party specified in Schedule 1, as amended by notice from the Prime Broker to the Customer from time to time.
“Platform Trading Service” means the electronic platform operated by or on behalf of the relevant Platform Provider which facilitates the execution of Transactions on a prime brokerage basis.
“Settlement Transaction” has the meaning set out in clause 5.1 (b).
“Spread” means such spread payable in respect of a Customer Transaction as may be specified in Schedule 2, as amended by notice from the Prime Broker to the Customer from time to time.

“Transaction” means a foreign exchange transaction and/or such other transaction type which may be executed through the Platform Trading Service as the Prime Broker may notify to the Customer from time to time.
“Unauthorised Counterparty Transaction” means a Counterparty Transaction other than an Authorised Counterparty Transaction.
“Unauthorised Customer Transaction” means a Customer Transaction arising in accordance with clause 5.1 pursuant to an Unauthorised Counterparty Transaction.
“User Agreement” means all and any agreements between the Customer and Platform Provider relating to the Platform Trading Service from time to time, each as amended from time to time and including any rules, codes, or other requirements of the Platform Provider relating to the Platform Trading Service, as may be applicable to the Customer’s participation on the Platform Trading Service from time to time.
References to the plural shall include the singular and vice versa, and references to schedules and clauses shall be references to schedules to, and to clauses of this Agreement
2.	APPOINTMENT OF CUSTOMER AS AGENT OF PRIME BROKER
2.1	Subject to its compliance with the terms of this Agreement, the Customer may from time to time enter into Counterparty Transactions as agent of the Prime Broker.
2.2	The authorisation of the Customer under clause 2.1 is expressly limited as follows:
(a)	the Customer shall only have authority to enter into Counterparty Transactions fulfilling the following criteria:
(i)	each Counterparty Transaction shall be with a Counterparty;
(ii)	each Counterparty Transaction shall be made utilising the Platform Trading Service;

(iii)	each Counterparty Transaction shall be entered into in accordance with such terms as may be agreed between the Platform Provider and the Customer, if any; and

(iv)	each Counterparty Transaction shall be an Eligible Transaction and for the avoidance of doubt, the Customer shall have no authority under this Agreement to enter into any transaction as agent for or in any way bind the Prime Broker, or to hold itself out as having authority to enter into any transaction as agent for the Prime Broker or in any way bind the Prime Broker other than in accordance with this sub-clause (a).
(b)	the Customer shall not have authority (and shall not hold itself out as having authority):
(i)	to vary the terms of, terminate, novate, assign or otherwise amend a Counterparty Master Agreement; or

(ii)	to vary the terms of a pre-existing Counterparty Transaction.
(c)	the Customer’s authority shall be suspended if and for so long as the Customer is in breach of the User Agreement or the Customer Master

Agreement; and
(d)	the Prime Broker may suspend, limit or terminate, the Customer’s authority under this clause at any time by notice to any of the Customer, the Platform Provider, or a Counterparty (in respect of the Customer’s authority in respect of that Counterparty) provided that the Prime Broker may dispense with the giving of such notice in case of emergency.
2.3	The Customer shall not make any representation or warranty relating to the Prime Broker or the Customer’s authorisation under this Agreement, or hold itself out as agent of the Prime Broker:
(a)	to any Counterparty (except to the extent such representation, warranty or holding out accurately reflects the authority of the Customer under this Agreement in relation to such Counterparty); or

(b)	to any other person
without the prior written consent of the Prime Broker.
2.4	The Prime Broker may amend the Eligibility Criteria at any time. Any such amendment shall take effect immediately irrespective of whether the Customer is aware of such amendment. If it is reasonably practicable to do so, the Prime Broker shall use reasonable commercial endeavours to notify the Customer in advance of any amendment to the Eligibility Criteria. If it is not practicable to provide advance notification of an amendment, the Prime Broker shall notify the Customer of the amendment as soon as reasonably practicable after the change is made.
3.	PRIME BROKER COUNTERPARTY TRANSACTIONS
3.1	In the course of dealing on certain Platform Trading Services, as advised to the Customer by Prime Broker, the Customer may enter into Counterparty Transactions to which the Prime Broker is Counterparty (a “Prime Broker Counterparty Transaction”).

3.2	Where the Customer enters into a Prime Broker Counterparty Transaction, the parties agree that:
(a)	the Customer acts as principal and not as agent for the Prime Broker in relation to the negotiation and agreement of the Prime Broker Counterparty Transaction; and
(b)	the resultant Prime Broker Counterparty Transaction shall be deemed to be a Transaction between the Prime Broker acting in its capacity as Prime Broker under this Agreement and the Prime Broker acting in the capacity of Counterparty, and such Transaction shall constitute a Counterparty Transaction for all purposes of this Agreement (including without limitation for the purpose of forming the terms of a Customer Transaction pursuant to clause 4).
3.3	The Customer undertakes that:
(a)	each Prime Broker Counterparty Transaction shall be entered into in accordance with the terms of the User Agreement; and

(b)	each Prime Broker Counterparty Transaction shall be an Eligible Transaction.
4.	CUSTOMER TRANSACTIONS

4.1	On entry by the Customer into a Counterparty Transaction, a Customer Transaction shall arise.

4.2	The terms of a Customer Transaction shall be as follows:
(a)	the Prime Broker shall undertake obligations to and rights against the Customer such that the Prime Broker has rights and obligations equivalent to those of the Counterparty under the Counterparty Transaction, subject to paragraphs (c) and (d);

(b)	the Customer shall undertake obligations to and rights against the Prime Broker such that the Customer has rights and obligations equivalent to those of the Prime Broker under the Counterparty Transaction, subject to paragraphs (c) and (d);

(c)	if any Spread is set out in Schedule 2, the Spread shall be added to the payment obligation of the Customer under paragraph (a), and the right to payment of the Prime Broker under paragraph (b); and

(d)	the Customer Trans,action shall be subject to and governed by the terms of the Customer Master Agreement.
4.3	Notwithstanding the provisions of clause 4.2, if the Customer enters into an Unauthorised Counterparty Transaction, the Unauthorised Customer Transaction which arises pursuant to such Unauthorised Counterparty Transaction shall be subject to the terms of clause 5 (Unauthorised Transactions), and the Prime Broker shall have all rights and remedies relating to the Unauthorised Counterparty Transaction and the Unauthorised Customer Transaction set out in this Agreement or otherwise arising at law or in equity.
5.	UNAUTHORISED TRANSACTIONS
5.1	If the Customer enters into an Unauthorised Counterparty Transaction, the Prime Broker may (but shall not be obliged to) take such steps as it considers desirable or necessary acting in its sale discretion to discharge, offset, cancel or hedge its rights and obligations under the Unauthorised Counterparty Transaction. Such steps may include (without limitation):
(a)	entering into one or more Transactions or other transactions with a third party to reduce or offset its obligations under the Unauthorised Counterparty Transaction (an “Offsetting Transaction”);

(b)	entering into an agreement with the Counterparty to compromise, settle or cancel (in whole or in part) the Unauthorised Counterparty Transaction (a “Settlement Transaction”);

(c)	amending the terms of or cancelling the Unauthorised Customer Transaction to which the Unauthorised Counterparty Transaction relates; or

(d)	amending the terms of or cancelling any unsettled Authorised Customer Transaction.

5.2	The Customer hereby gives its consent to the amendment or cancellation of any Customer Transaction under clause 5.1.

5.3	This Clause 5 shall survive termination of this Agreement
6.	REPRESENTATIONS AND UNDERTAKINGS
6.1	Each party represents and warrants to the other that:
(a)	it is duly authorised and empowered to enter into and perform its obligations under or in connection with this Agreement, the Transactions contemplated hereby;

(b)	this Agreement is a legally binding obligation binding on it and enforceable in accordance with its terms;

(c)	all necessary authorities and authorisations (including without limitation any regulatory or governmental consents or approvals) to enable or entitle it enter into this Agreement and to perform its obligations hereunder are in full force and effect and will remain in full force and effect at all times during the term hereof;

(d)	all information supplied to the other party is true, complete and accurate in all material respects and it will advise the other party forthwith of any material change to any information previously provided; and

(e)	it will comply with all applicable legal and regulatory requirements in each jurisdiction in which it carries on business.
6.2	The representations and warranties set out in clause 6.1 shall be deemed to be repeated on each occasion on which the Customer acts as agent of the Prime Broker under this Agreement.

6.3	The Customer undertakes that it will act as principal and not as agent for any other person in performing its duties and obligations under this Agreement (including without limitation the entry into and performance of Customer Transactions), except as provided in clause 2.
7.	INDEMNITY AND EXCLUSIONS OF LIABILITY
7.1	Neither the Prime Broker nor any of its directors, officers, employees, nominees, delegates or agents will be liable for any loss suffered or for any action taken or not taken pursuant to or in the course of this Agreement, any Transaction or in connection with the Platform Trading Service unless the Prime Broker or such other person is negligent or guilty of willful misconduct or fraud.

7.2	The Customer shall fully and promptly indemnify the Prime Broker and any of its directors, officers, employees, nominees, delegates or agents and will keep the Prime Broker and each of them indemnified from and against any claims, proceedings, expenses, costs, losses, damages and liabilities of every description (including legal fees, accountant’s fees, fines and penalties), direct or consequential in nature, which may be sustained or incurred by, or asserted against them directly or indirectly in connection with or arising out of:
(a)	any act or omission of the Prime Broker in accordance with a request from the Customer under or in connection with this Agreement (including without limitation any act or omission relating to the Prime Broker’s participation on the Platform Trading Service) unless the Prime Broker is negligent or guilty of willful misconduct or fraud;

(b)	the negligence, willful default, intentional misconduct, or fraud of the Customer;

(c)	any breach of this Agreement (including the entry by the Customer into an Unauthorised Counterparty Transaction or Unauthorised Customer Transaction) (including any use of the Platform Trading Service in breach of applicable law) by the Customer; or

(d)	any liability or obligation of the Prime Broker to the Platform Provider arising by virtue of or in connection with any of paragraphs (b) or (c).
7.3	The Prime Broker shall not incur any liability for any loss, cost, expense or liability suffered by the Customer resulting from any act or omission (including a default or misconduct) of the Platform Provider or any participant on the Platform Trading Service (including any Counterparty). In particular (but without limiting the generality of the foregoing) the Prime Broker is not responsible for the operation of the Platform Trading Service, or the form, accuracy or content of any data, notice, report, communication or material generated or communicated by the Platform Trading Service.

7.4	The Prime Broker shall not incur any liability for failure to perform its obligations under this Agreement or for any loss, cost, expense or liability suffered by the Customer as a result of any act of God, war, riot, natural or other disaster, fire, industrial dispute, breakdown or failure of transmission, communication or computer facilities, change in any law or regulation, or any other cause beyond the reasonable control or anticipation of the Prime Broker.

7.5	For the avoidance of any doubt, it is agreed that the Prime Broker shall in no circumstances be liable to the Customer for special, indirect and consequential damages arising as a result of any breach by the Prime Broker of any proviSion of this Agreement

7.6	Nothing in this Agreement shall limit or exclude the liability of the Prime Broker for fraud, death or personal injury or otherwise to the extent prohibited under applicable law or regulation.

8.	COMMISSION

8.1	This clause 8 shall apply if Schedule 2 specifies that Commission shall be payable.

8.2	The Customer shall pay the Commission in accordance with the terms of Schedule 2 as amended from time to time.

8.3	The Customer shall pay the Commission to the Prime Broker within thirty (30) days after it has received the relevant invoice from the Prime Broker in the place of the account specified by the Prime Broker in freely transferable funds and in the manner customary for payments in the required currency. If the Customer fails to make, when due, any payment under this Agreement the Prime Broker shall be entitled to take any action necessary in its sole and absolute discretion, including but not limited to deducting from any collateral or margin that Customer has pledged or given to Prime Broker or debiting any account maintained with the Prime Broker, in the amount of fees owed.

8.4	All payments under this clause shall be exclusive of any applicable value added, sales, use, withholding or other tax or duty (which tax or duty shall be paid by the Customer).
9.	MATERIAL INTERESTS
The Prime Broker may enter into Transactions with or for the Customer or otherwise provide services to the Customer under this Agreement notwithstanding that it and/or an Affiliate may have an interest, relationship or arrangement that is material in relation to the Transaction or service concerned. In particular, the Prime Broker or its Affiliates may enter into Transactions as prime broker to other participants on the Platform Trading Service and otherwise, provide advice, discretionary investment management or any other service involving foreign exchange to other customers, and participate in or operate other electronic trading systems relating to foreign exchange.
10.	CONFIDENTIALITY
10.1	Each party undertakes that it shall use all reasonable endeavours to keep private and confidential (and to ensure that its officers, employees, professional and other advisers or persons under its supervision keep private and confidential) during the continuance of this Agreement and after its termination, any information relating to the contents of this Agreement, information of a confidential nature supplied by the other party at any time (including prior to the execution of the Agreement) and relating to the business, assets, finances or other affairs of a confidential nature, and information relating to Transactions (“Confidential Information”),
10.2	Neither party shall use or disclose Confidential Information without the prior consent of the other party, unless
(a)	required to do so by any court, market or regulatory authority having jurisdiction over the party or any applicable law or regulation;

(b)	such disclosure is necessary to carry out its obligations under this Agreement;

(c)	the Confidential Information so disclosed is already in the public domain; or

(d)	such disclosure is to, or use is by, the Platform Provider in accordance with the User Agreement or any agreement between the Prime Broker and the Platform Provider.
10.3	Notwithstanding clauses 10.1 and 10.2, the Prime Broker may disclose Confidential Information to Affiliates. The Customer hereby consents to and authorises such disclosure of Confidential Information and acknowledges that any duty of confidentiality owed by the Prime Broker, howsoever arising, will not be regarded as being breached by any such disclosure.
11.	INSTRUCTIONS
11.1	The Prime Broker may rely conclusively on, and the Customer shall be bound by, any communication received through the Platform Trading Service which purports to originate from the Customer. For the purposes of this Agreement all such communications shall be deemed to be at the Customer’s request for all purposes of this Agreement. The Prime Broker is not obliged to do anything to establish the authority or identify of the person sending a communication through the Platform

Trading Service.

11.2	The Prime Broker is not responsible for errors or omissions made by the Customer or the Platform Provider in communicating instructions under this Agreement or resulting from fraud or the duplication of any communication by the Customer.
12.	NOTICES
12.1	All written notices under this Agreement shall be delivered to the address of the recipient set out below (or such other address as it may specify in writing from time to time) unless otherwise specified by hand, courier, mail, facsimile or electronic means including where available through the Platform Trading Service and subject to clause 12.2 shall be effective upon receipt.

12.2	Any notice sent by first class post (air mail in the case of international communications) shall be deemed to be received on the second day following the date of posting in the case of communications within the United Kingdom and the seventh day following the date of posting in the case of international communications.

12.3	The addresses for the sending of notices under this Agreement shall be as follows:
To the Prime Broker:
The Royal Bank of Scotland plc
135 Bishopsgate, 4th Floor
London EC2M 3UR
Attention: FOREIGN EXCHANGE Prime Brokerage Desk
Telephone No: +44 (0)20 7085 5441
Facsimile No: +44 (0)20 7085 5734
To the Customer:
Gain Capital Group LLC
550 Hills Drive
Bedminster, NL 07921
United States
Attention: Annette Baltgian, Esq.
Telephone No. (908) 212-3954
Facsimile No. (866) 646-3813
13.	TERMINATION

13.1	This Agreement shall remain in effect until terminated in accordance with this clause 13.

13.2	Either party shall be entitled to terminate this Agreement at any time by written notice to the other party.

13.3	Termination of this Agreement shall not affect any contractual provision intended to survive termination and any Transaction or any obligation (including that of indemnity) which is then outstanding, and the provisions of this Agreement shall continue to apply to each such Transaction and each obligation until all the obligations and each such Transaction have been fully performed.

14.	CONFLICT OF AGREEMENTS AND INCONSISTENCY

14.1	Subject to clause 14.2, this Agreement supersedes all previous terms and conditions issued by the Prime Broker and relating to the matters covered by this Agreement, and in the event of any conflict between this Agreement and the Prime Broker’s standard terms of business, this Agreement shall prevail.

14.2	This Agreement shall not be deemed to vary or amend the Customer Master Agreement and, in the event of any inconsistency between this Agreement and the provisions of the Customer Master Agreement, the provision of the Customer Master Agreement shall prevail.

15.	AMENDMENTS

15.1	The Prime Broker may amend this Agreement with immediate effect or such later date as it determines if it is, or reasonably believes it is, obliged to do so under applicable law or regulation.

15.2	In any other circumstance including where such amendments are required as a result of amendments made by the Platform Provider to the terms upon which the Platform Trading Service is provided to the Prime Broker or the Customer, the Prime Broker may amend this Agreement by sending the Customer a written notice describing the relevant changes: such changes will become effective on a date to be specified in the notice, which must be at least ten (10) Business Days after the notice is sent to the Customer.

16.	GENERAL

16.1	Nothing in this Agreement shall be deemed to constitute a partnership between the parties, nor constitute either party the agent of the other party, for any purpose except as set out in clause 2.

16.2	This Agreement may be executed in any number of counterparts. This has the same effect as if the Signatures on the counterparts were on a single copy of this Agreement.

16.3	The rights of each party under this Agreement:
(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of rights or remedies provided by law; and

(c)	may be waived only in writing and specifically. Delay in exercising or non-exercise of any such right is not a waiver of that right. The rights and remedies provided under this Agreement are cumulative and not exclusive of those provided by law. The Prime Broker shall be under no obligation to exercise any right or remedy either at all or in a manner or at a time beneficial to the Customer.
16.4	If any term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:
(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other provision of this Agreement.
16.5	Each party shall pay the costs and expenses incurred by it in connection with the entering into of this Agreement.

16.6	Any notice or other communication given in connection with this Agreement must be in English.

16.7	A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

16.8	This Agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the parties relating to those transactions.

16.9	Subject to clause 16.10, each party acknowledges that in entering into this Agreement it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this Agreement and the documents referred to in it) made by or on behalf of the other party before the date of this Agreement. Each party waives all rights and remedies which, but for this clause 16.9, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

16.10	Nothing in clause 16.9 limits or excludes any liability for fraud.

16.11	Neither party may assign this Agreement or any right or obligation under it without the prior written consent of the other.

16.12	Each Customer Transaction shall be subject to a written confirmation which shall be delivered by the Prime Broker (and the Customer at its option) in accordance with the Prime Broker’s standard confirmation procedure which shall include the use of electronic means, including but not limited to SWIFT. All settlements in respect of Customer Transactions shall be made to each party’s nostro account as specified in their respective standard settlement Instructions.

17.	GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with English law, and the Customer hereby irrevocably submits to the non-exclusive jurisdiction of the English courts in respect of any dispute arising out of this Agreement and each Transaction effected pursuant to the Agreement.
IN WITNESS WHEREOF this Agreement has been signed by duly authorised representatives of each party on the day and date first above written.
SIGNED for and on behalf of
The Royal Bank of Scotland plc
By:
Name:
Title:
SIGNED for and on behalf of
GAIN CAPITAL GROUP, LLC
[Signature]
Glenn H. Stevens
Managing Director

SCHEDULE 1
PLATFORM PROVIDER
The Platform Provider(s) for the purposes of this Agreement shall be:
EBS Service Company Limited of Lavaterstrasse 40, PO Box 375, CH/S027’

SCHEDULE 2
ELIGIBILITY CRITERIA, SPREAD AND COMMISSION
PART 1: ELIGIBILITY CRITERIA
Each Transaction must fulfill the following Eligibility Criteria in order to qualify as an Eligible Transaction:
Settlement limits
The gross amount of all currency due to be settled by the Customer to the Prime Broker on any day shall not exceed the amount advised by the Prime Broker to the Platform Trading Service.
Transactions Types
Spot FX
Spot Silver
Spot Gold
PART 2: SPREAD
The Spread that will be applied to each Customer Transaction shall be as follows:
N/A
PART 3: COMMISSION
The Commission shall be as follows:
For Spot FX: The Commission shall be *** per *** of Counterparty Transactions.
For Spot Silver: The Commission shall be *** per *** of Counterparty Transactions.
For Spot Gold: The Commission shall be *** per *** of Counterparty Transactions.
Where the Customer has maintained an account with the Prime Broker, and sufficient funds exist for such purpose, the commission will be deducted from such account 30 days after the date of the invoice.